Exhibit 1.

Original: German


     Translation Final Version June 30 1995

               Purchase Contract

                     between



Eckhart Muller-Heydenreich, Attorney-at-Law,
SchwanthalerstraBe 32/V, 80336 Munchen as Receiver in the subsequent bankruptcy procedure over the assets of Hurth
Maschinen und Werkzeuge GmbH, Munich HRB 95145

                    - hereinafter: "Seller" -



               and



1.   Gleason International Marketing Corporation
     1000 University Avenue, Rochester, NY 14692-2970 USA,
     Niederlassung Stuttgart
     represented by Ralph E. Harper, Secretary & Treasurer

                    - hereinafter: "Purchaser" -


               as well as


2.   Gleason Works Acquisition Corporation
     1000 University Avenue, Rochester, NY 14692-2970 USA, represented by Ralph E. Harper,
     Vice-President & Treasurer


                   - hereinafter "Purchaser 2" -



                          1
                       Preamble

With resolution of the Municipal Court Bankruptcy Court of
May 31, 1995, file no. 152 VN/13/95 the subsequent bankruptcy procedure has been initiated with respect to the assets of Hurth Maschinen und Werkzeuge GmbH with its registered offices in Munich, HRB 95145 Mr. Muller-
Heydenreich, Attorney-at-Law, has been appointed as receiver.

The object of this Contract is the sale of tangible and intangible assets of the bankruptcy debtor. The Purchaser intends to have the business activities in Munich continued by an affiliate of the Purchaser.

The Seller warrants to the Purchaser with respect to these business activities that presently there are no requirements of any nature whatsoever by the authorities which have not been complied with and that, to the Seller's best knowledge the business activities of Hurth Maschinen und Werkzeuge GmbH have been carried out in accordance with all relevant statutory provisions and regulations.



                          2
     Sale of the Moveable Fixed Assets and the Goodwill

(1) The Seller sells and transfers to the Purchaser pursuant to Sec. 3 (6) of the Contract as of the Effective Date all moveable fixed assets of the bankruptcy debtor, including but not limited to all items mentioned in the opinion of Angermann Industrieanlagen GmbH on the evaluation of the moveable fixed assets of May 15, 1995 (Exhibit 1) unless such items are expressly excluded from evaluation in this opinion as they are not the property of the bankruptcy debtor. The inventory list of this opinion is a part of this Contract. The administrative software which is being used in the business activities of the bankruptcy debtor shall also be sold and transferred to the extent the bankruptcy debtor holds title hereto. The goodwill also to be sold and transferred from the Seller to the Purchaser as of the Effective Date includes lists and informations on all current customers and suppliers and, in particular the rights to all orders for products to be manufactured where production has not yet started.

The sale of the items of the moveable fixed assets will be effected free from any rights of third parties.

(2) Any moveable fixed assets which are located in the business enterprise but where the bankruptcy debtor is only authorized to use them on the basis of lease or other contracts on use are not sold hereby.

To the extent that the Purchaser does not wish to continue these contracts the Purchaser shall communicate this to the Seller on or before the Effective Date. The Seller shall then make use of Seller's rights pursuant to Secs. 17, 19 of the German Bankruptcy Act, and in coordination with the Purchaser, shall cancel or otherwise terminate any such contracts for use. All contracts which the Purchaser wishes to continue are listed on Exhibit 2. This list will be updated as of the Effective Date. To the extent that the Purchaser assumes such contracts for use the Purchaser does not assume any obligations of the bankruptcy debtor from the period prior to the Effective Date as defined in Sec. 17 (2) of this Contract. The Seller shall without undue delay use its best efforts to cause the contractual partner of such contracts for use to agree to the desired transfer of contracts. The Seller hereby authorizes the Purchaser to enter into negotiations with the respective contractual partners regarding the continuation of such contracts for use or new contracts.

(3) The sale is made on the basis of inspection made by the Purchaser, i.e. under exclusion of any warranties for defects. No particular qualities of the purchased items are being warranted.

(4) Should any of the purchased items be no longer in existence or not fit for use prior to the Effective Date the purchase price shall be reduced by the estimated value of such items no longer in existence or unfit for use in relation to the total estimated value. In the event that the purchase price has already been paid such amount shall be reimbursed by the Seller.

(5) The Seller shall retain title to the items sold pursuant to no. 1 above until payment of the first installment of the purchase price has been made pursuant to Sec. 15 (2) of the Contract.




                          3
        Products on Stock, Raw Material and Supplies

(1) The Seller sells and transfers to the Purchaser as of the Effective Date all raw material and supplies as well as those finished and half-finished products which can not be attributed to a client's order (products on stock) which are on stock on the business premises of the bankruptcy debtor described in Exhibit 9. These items shall be transferred free from any rights of third parties. To the extent that there are any rights of third parties to these items the Seller shall assume the obligation to have these rights extinguished.

(2) The sale is made under exclusion of any warranty for defects. The Seller warrants that he is not aware of any such defects. The Seller does not make any warranties for the particular qualities of any items.

(3) The raw material and supplies as well as the products on stock were inventoried and evaluated as of May 31, 1995 (Exhibit 3) . They will again be inventoried and evaluated as of June 30, 1995. The physical inventory and evaluation shall be made in accordance with the same principles which were applied in the initial inventory as of May 31, 1995 and shall be supervised and audited by Ernst & Young GmbH Wirtschaftsprufungsgesellschaft. Such inventory shall be completed within 90 days after the Effective Date at the latest.

The purchase price for the inventory has been calculated on the basis of the existing, counted and evaluated inventories as of May 31, 1995 in accordance with the principles set forth below:



basis=net book value ("bb")
write off for net realizable value in % ("%") purchase price ("pp")

(All figures calculated in DM)


                                         bb       %      pp

for raw material and supplies        1.766.742   50   883.371

for own spare parts in the warehouse 2.788.380   50  1.394.190

for spare parts in the workshops     2.404.739   50  1.202.370

for machinery/spare parts            3.702.700   50  1.851.350
in stock not attributable to client orders
                                                   ___________
Total                                                5.331.281
                                                   ===========

(4) Only in the case of a deviation in excess of 5 % (in the aggregate) between the counted and evaluated inventories as of May 31, 1995 and as of June 30, 1995 (either greater or less than the initial calculated and evaluated value), shall the purchase price to be paid pursuant to Sec. 15 be adjusted accordingly, using the same calculation principles set forth in no. (3) above. The determination of the 5 % threshold referred to above shall also take into account (cumulatively) any further deviations with respect to production costs to be taken into account cumulatively pursuant to the provisions of Sec. 6 (3) of this Contract.

Any purchase price adjustment shall be made in the full percentage of the deviation and shall not be limited to the percentage exceeding the 5% threshold referred to above.

(5) With respect to the purchase price adjustment to be made under no. (4) above or Sec. 6 (3) below the Purchaser will pay a partial amount of the purchase price to be paid pursuant to Sec. 15 to Seller into an escrow account in the name of Purchaser at the law firm Beiten Burkhardt Mittl & Wegener (the "Trustees") on the Effective Date. Such escrow account shall be released to the Seller and/or Purchaser upon mutual written instruction by the Seller and the Purchaser to the Trustees, attn. Dr. Jack Schiffer or Dr. Hans Peter Mechlem, by facsimile or mail. It is understood between the Seller and the Purchaser that the actual amount of the escrow account shall by no means limit the claims of either party regarding the purchase price adjustment. To the extent the claims of the Purchaser exceed the escrow amount such claims may also be charged against the amounts in escrow pursuant to Sec. 16 or any other escrow amount under this Contract and vice-versa. In the event of a dispute between the Seller and the Purchaser regarding the inventory as of June 30, 1995 and the final purchase price adjustment both parties shall in good faith attempt to amicably resolve such dispute within a period of 14 days after such dispute arose. If no agreement can be reached within this period the determination of the purchase price shall be made by a neutral auditor acting as arbitrator. If the parties cannot agree on the person of the neutral auditor he shall be appointed by the Institute of Accountants in Dusseldorf (Institut der Wirtschaftsprufer e. V.). The determination of the amount of the purchase price adjustment by said auditor shall be final and binding. The escrow account shall then be released accordingly. The costs of the auditor shall be allocated to the Purchaser and the Seller in accordance with Secs. 91 et seq. of the German Code of Civil Procedure.

(6) The Seller shall retain title to all purchased items pursuant to no. (1) above until payment of the first installment of the purchase price to be paid pursuant Sec.
15 (2) of this Contract.



                          4
   Patents, Trademarks and Other Industrial Property Rights

(1) The bankruptcy debtor owns the patents, trademarks, license rights and other industrial property rights listed in Exhibit 4. As regards the contents, term and territorial scope of the protection reference is made to the statements in Exhibit 4.

As of the Effective Date, the Seller shall sell and transfer pursuant to Sec. 3(6) of the Contract the aforementioned items to the extent required by law, by separate notarial agreement to the Purchaser 2 and shall cooperate with the completion of any measures required to effectuate the transfer of such items. If and to the extent that the consent of any third party is required for such transfer, the Seller shall use its best efforts to obtain such consent.

The Seller warrants that it is not aware of any existing or threatened claims or litigation relating to these assets.

(2) Moreover, the Seller shall sell and transfer to the Purchaser 2 pursuant to Sec. 3(6) of the Contract all inventions, the know-how, business secrets, procedures, formulas and other intangible items which are not included in the industrial property rights and all embodiments of such items, e.g. written descriptions, samples, drawings, plans etc. of the Seller or the bankruptcy debtor, respectively, as of the Effective Date. To the extent such transfer requires the consent of third parties, the Seller shall use its best efforts to cause such consent to be given. Such consent requirements are set forth in Exhibit 4.

(3) The Seller shall sell and transfer to the Purchaser 2 as of the Effective Date pursuant to Sec. 3(6) of the Contract the exclusive right and title to all trademarks, industrial and intellectual property rights and know-how that belong to Seller which is to be understood to include all such rights used, developed or under development currently or in the past by the Seller for the manufacture of products related to gears, including without limitation shaving, honing, hobbing or other machines and tooling. It is understood that know-how which is not available in tangible form will be either compiled in tangible form or communicated verbally to the Purchaser 2 by the Seller and that reasonable steps will be taken to protect the confidential nature of such know-how and prevent its unauthorized removal from the Seller or disclosure to third parties.



                          4a
                     Company Name

(1) The Seller sells and transfers to the Purchaser pursuant to Sec. 3(6) of the Contract the exclusive right to use the component of the company name "Hurth Maschinen und
Werkzeuge" fully or partially.

(2) The Seller shall change the company name of "Hurth Maschinen und Werkzeuge GmbH" in an appropriate manner in order to enable the Purchaser to acquire and use the company name. He shall support the Purchaser in all respects related thereto. The Purchaser is aware of the fact that delays may occur as a result of the necessary applications for registration with the Trade Register. The Seller hereby expressly warrants that such transfer of the company name will not be subject to any third party claims.



                          5
                  Business Documents

The Seller shall submit to the Purchaser all business documents of the bankruptcy debtor. This shall not apply to such documents where the Seller has a legal obligation to preserve them. Upon request, however, the Seller shall put at the Purchaser's disposition such documents for disposition for purposes of inspection and preparation of copies.



                          6
               Sale of Unfinished Products

(1) The Seller sells and transfers to the Purchaser the unfinished products on the Effective Date in their individual degrees of completion. They have been manufactured in order to fill existing orders and have not been produced on stock. These products are listed in Exhibit
5.

The sale is made under exclusion of any warranty for defects, however, free from any rights of third parties. Should there be any rights of third parties the Seller assumes the obligation vis-a-vis the Purchaser to have these rights extinguished. The Seller shall retain title to such purchased items until payment of the first installment of the purchase price has been made pursuant to Sec. 15 (2) of this Contract.

(2) The purchase price for the unfinished products referred to in no.(1) above has been calculated as follows:

The production costs for unfinished products have been listed and evaluated as of May 31, 1995, as set forth in
Exhibit 5. They will again be listed and evaluated as of June 30, 1995. Such new evaluation shall be made in accordance with the same principles which were applied in the initial evaluation as of May 31, 1995. Such evaluation shall be completed within 90 days after the Effective Date at the latest.

(3) The purchase price for such unfinished products shall be 70% of the production costs, i.e. DM 5.783.750 as of May 31,1995. The final determination of the production costs and the adjustment of the purchase price shall be made on the same basis, i.e. 70 % of the evaluated production costs, as of June 30, 1995. Any adjustment pursuant to this Section shall be taken into account in the determination of the 5% threshold referred to in Sec. 3 (4), provided that in the event that the 5% threshold is reached, the purchase price adjustment shall be made in full without limitation by the 5% threshold. The determination of whether the 5% threshold has been reached will be made by comparing the aggregate amount of the value of the products on stock pursuant to Sec. 3 and the production costs pursuant to Sec. 6 as of May 31, 1995 (totalling DM11.115.031) to the corresponding, newly calculated aggregate amount as of June 30, 1995. The provisions of Sec. 3 (5) shall apply accordingly.

(4) The purchase price to be paid pursuant to Sec. 15 of this Contract shall be further reduced by any payments on account to the Seller or the bankruptcy debtor for the unfinished products sold pursuant to no. (1) above made prior to or after the Effective Date. Such payments on account as of May 31, 1995 are fully and correctly set forth by the Seller in the schedule attached to Exhibit 5 and shall be updated as of June 30, 1995. In the event that the purchase price has already been paid the Seller shall reimburse the Purchaser for any amounts due under this provision.

(5) The Purchaser assumes the obligation to use its best efforts to duly complete these products and to deliver them within the agreed delivery period to the customers, provided that product manufacture by the Seller is on schedule. The Purchaser is aware of the current state of the production schedule.



                          7
    Transfer of Orders where Production has not yet Started

The Seller submits to the Purchaser a list with all orders that have already been given or are still under negotiations where production has not yet started (Exhibit 6) as of the Effective Date. The Purchaser assumes the obligation vis-a-vis the Seller to carry out orders already given. This does not apply to orders where the Purchaser informs the Seller on or before the Effective Date that the Purchaser is not prepared to carry them out or not to carry them out under the agreed conditions. With respect to such orders the Seller shall retain the right to refuse performance by declaration pursuant to Sec. 17 of the German Bankruptcy Act or to transfer these orders to a third party which is willing to execute them.

The counter-value for the orders assumed by the Purchaser has been included in the ascertainment of the purchase price pursuant to Sec. 15. No special portion of the purchase price is therefore to be attributed hereto. The purchase price shall be reduced by any payments on account made to the Seller or the bankruptcy debtor prior to or after the Effective Date for such orders. Such payments on account as of May 31, 1995 are fully and correctly set forth by the Seller in the schedule attached to Exhibit 6 and shall be updated as of June 30, 1995. In the event that the purchase price has already been paid the Seller shall reimburse the Purchaser for any amounts due under this provision.



                          8
                Consent of Customers

With respect to the customer orders referred to in Secs. 6 and 7 the Seller shall request the customers to confirm that they agree to the transfer of these orders to the Purchaser.

Should any customer refuse to accept the transfer of an order to the Purchaser, the Purchaser can, at its discretion, duly complete and deliver such order for the Seller. The Seller shall pass on to the Purchaser the entire sales proceeds of such orders including payments on account, less a lump sum equal to 10% of the sales proceeds to which the Seller is entitled.

If, in an individual case, the consent is refused and the order is validly cancelled by the customer in whole, the completed product relating hereto is deemed not to have been sold and the order relating hereto has not been assumed by the Purchaser.

As regards cancelled orders for unfinished products referred to Sec. 6 the purchase price will be reduced accordingly. No deduction from the purchase price shall be admissible in case of orders referred to in Sec. 7 where production has not yet started.



                          9
                   Current Orders

The Purchaser shall assume the contracts entered into with suppliers to the extent that deliveries are made after June 30, 1995. The obligations arising out of such contracts are listed in Exhibit 7. Any payments on account made by the Seller are to be reimbursed to the Seller within 15 days upon receipt of a written request for reimbursement by the Seller. A list of all long term delivery contracts and other significant supplier contracts as of May 31, 1995 is attached to Exhibit 7, which also sets forth the status on such orders and payments on accounts. Such list shall be updated as of June 30,1995.



                          10
         Warranty and Maintenance Obligations

The Purchaser shall assume the Seller's contractual obligations for warranty and maintenance with respect to products delivered prior to the conclusion of this Contract, provided, however, that such products were sold in the ordinary course of business and produced in accordance with the Seller's customary production standards. Those orders for which the warranty periods or, respectively, the maintenance obligations have not yet expired are listed in
Exhibit 8 hereto. In particular the foregoing assumption by the Purchaser shall not include any claims based on tort or on the German Product Liability Act.

The Purchaser assumes the aforementioned obligation also vis-a-vis the respective customer as beneficiary. This shall also apply to those orders which are completed on the Effective Date.

The services to be rendered by the Purchaser under the assumed warranty and maintenance obligations have been considered in the calculation of the purchase price. No deduction will be made.

The Purchaser assumes the obligation to perform the outstanding installation and documentation of delivered products pursuant to the list attached to Exhibit 8. The services to be rendered by the Purchaser in this regard have been considered in the calculation of the purchase price. No deduction will be made.



                          11
                     Commissions

The Purchaser does not assume any obligation arising out of any existing agency, distributorship or similar agreement, except as provided in the following paragraph.

The Purchaser assumes any commissions to be paid to agents or agencies for all orders received before the Effective Date for which delivery is made after the Effective Date, provided that such claims for commission are justified under the respective agency agreements as well as under the applicable statutory requirements.



                          12
    Cooperation in the Winding-up Activities of the Receiver

The Purchaser shall assist the Seller in its winding-up responsibilities as receiver. The Purchaser shall in particular by using the assumed personnel procure the necessary information in connection with the examination of claims, collection of debts, clarification of collateral rights of creditors, including but not limited to retentions of title, as well as accounting matters regarding employees and cooperate in the handling of such matters. The Purchaser shall issue references for the employees of the bankruptcy debtor which are leaving.



                          13
              Other Assets, Obligations

(1) Any assets which are not expressly mentioned in this Contract are not sold. This shall apply in particular to claims of the Seller vis-a-vis third party, post bank and bank credit balances, cash on hand as well as the shares in Hurth Modul GmbH, Chemnitz.

(2) The Purchaser shall not assume any obligations of the Seller. This shall in particular apply with respect to any environmental liabilities relating to the business, real estate and business buildings. The Seller shall hold harmless and fully indemnify the Purchaser from any such claims. The Seller warrants that he is not aware of any potential environmental liabilities as of the Effective
Date.

(3) The Seller shall at its expense provide the Purchaser with the financial statements (unaudited) of the bankruptcy debtor as of December 31, 1994, by July 15, 1995 at the latest. If such financial statements are not provided to the Purchaser in time, the Purchaser may have prepared such annual statements by a chartered accountant of his choice at the expense of the Seller. The costs may be charged against any escrow accounts referred to under Sec. 15 (2) of this Contract.



                          14
          Use of the Business Real Estate and the Business
Buildings

The Purchaser is aware of the fact that the business real estate marked in red in Exhibit 9 and the business buildings thereupon are not the Seller's property but are leased to the Seller under an agreement dated December 30, 1990 by Carl Hurth Maschinen and Zahnradfabrik GmbH & Co. A copy of the lease has been submitted to the Purchaser. With resolution of the Municipal Court Munich Bankruptcy Court of May 31, 1995 the subsequent bankruptcy procedure were initiated over the assets of Carl Hurth Maschinen- und Zahnradfabrik GmbH & Co.

The business real estate marked in red in Exhibit 9 constitutes the part of the business real estate and business buildings which is essential for the continuation of the business. The Seller assumes the obligation to use best efforts to support the conclusion of a lease between this receiver and the Purchaser with terms satisfactory to the Purchaser at its sole discretion and with a minimum term of five years and a net lease payment not exceeding DM
110.000 per month . Such lease agreement shall provide for an obligation of the landlord to assume the sole responsibility for any environmental liabilities relating to the business real estate and business buildings not caused by the Purchaser and that the landlord shall hold harmless and fully indemnify the Purchaser from any such claims.



                          15
                    Purchase Price

(1) The purchase price as of May 31, 1995, subject to adjustment as provided in this Contract, has been compiled as follows:

1.   For the patents and industrial property rights
     pursuant to Sec. 4 of this Contract       DM  2.000.000,--

2.   For the moveable fixed assets and the goodwill
     pursuant to Sec. 2 of this Contract and for
     orders not yet in production pursuant to
     Sec. 7 of this Contract                   DM  2.850.000,--
     (DM 0,00 for the goodwill included)

3.   For the raw material and supplies
     the amount calculated pursuant
     to Sec. 3 of this Contract, presently     DM  5.331.281,--

4.   For the orders in production the
     purchase price to be calculated
     pursuant to Sec. 6 of this Contract, presently
                                               DM  5.783.750,--

5.   Less payments on account as of
     May 31, 1995 pursuant to Secs.
     6 and 7 of this Contract             ./.  DM  1.277.499,--

     Total (before adjustments)                DM 14.687.532,--



The parties assume that the sale is not subject to value added tax. If, however, the sale should be subject to tax the Purchaser shall pay the value added tax to be transferred by the Seller to the fiscal authorities immediately upon receipt of an invoice relating hereto.

(2)  The purchase price shall be paid as follows:

1. The first installment of the purchase price in the amount of DM 3.187.532 shall be due for payment by the Purchaser to the Seller on the Effective Date. The purchase price to be paid by Purchaser 2 in the amount of DM
2.000.000 shall also be due for payment on the Effective
Date.

2. The second installment in the amount of DM 6.000.000 shall be paid into an escrow account in the name of the Purchaser with the Trustees (as defined in Sec. 3 (5) of this Contract) on the Effective Date. The Trustees shall release to the Seller monthly a partial amount plus accrued interest on such amount for each employee whose employment relationship has been finally terminated by the Seller in accordance with Sec. 16 of this Contract. Further details are set forth in Sec. 16 of this Contract.

3. The third installment in the amount of DM 1.000.000 shall be paid into the above mentioned escrow account on the Effective Date. The Trustees shall release to the Seller and/or Purchaser such escrow amount plus accrued interest upon written mutual instruction from the Seller and the Purchaser in accordance with Secs. 3 and 6 of this Contract.

4. The fourth installment in the amount of DM 500.000 shall be paid into the above mentioned escrow account on the Effective Date. This amount shall remain in escrow as a security for possible claims of the Purchaser and the Purchaser 2 against the Seller arising out of or related to this Contract. Such escrow amount plus accrued interest shall be released to the Seller 6 months after the Effective Date to the extent that the Purchaser or the Purchaser 2 has not substantiated in writing any claims against the Seller prior to such date. If the Purchaser or the Purchaser 2 has substantiated any claims the amount in escrow equal to such claims shall remain with the Trustees until final settlement of or court ruling on such claims and shall be allocated and released to the Seller or the Purchaser or the Purchaser 2 in accordance with such final settlement or court ruling.

5. The fifth installment in the amount of DM 2.000.000 shall be paid into the above mentioned escrow account on the Effective Date. This amount shall remain in escrow as a security for possible claims of the Purchaser pursuant to Sec. 13 (2) of this Contract. The release of this amount to the Seller is contingent on the result of an expert opinion of the company Boden-Wasser-Untergrund, Gesellschaft burgerlichen Rechts, in 73230 Kirchheim/Teck, Dettingerstraae 146, to be provided by the Seller regarding the existence of possible environmental contamination with the target to make clear and definitive statements with respect to the potential contamination and the respective costs for the removal or remediation of such contamination, if any, on the premises which are subject to the contemplated lease agreement pursuant to Sec. 14 of this Contract and are to be used by the Purchaser for its business purposes, in accordance with the following guidelines:

(a) Should the expert opinion conclude, after a thorough examination (based on a specified pattern (verdichtetes Raster) including a sufficient number of soil and groundwater drilling samples), that on the business premises which are the subject of the contemplated lease agreement pursuant to Sec. 14 of this Contract there exist no or no significant environmental contamination of any kind, in particular no air, ground, or water pollution, then the amount in escrow is due upon the receipt of such opinion.

(b) Should the expert opinion conclude that environmental contamination of the nature described above does exist, and that it is probable that an amount in excess of DM 2.000.000 will be necessary to remove or remedy such contamination, the Purchaser shall retain this amount. This, however, shall not apply if, in spite of the existence of environmental contamination, on the basis of clear written statements by the competent authorities the Purchaser can continue its business activities without any restrictions on the premises which are subject to the contemplated lease agreement pursuant to Sec. 14 of this Contract until the expiration of a period of 5 years beginning on the date this Contract was concluded. In such a case the amount is to be paid out to the Purchaser.

(c) Should the expert opinion conclude that, despite the existence of environmental contamination of the nature described above, the cost to remove or remedy such will be less than DM 2.000.000, the amount held in escrow will be reduced to the amount estimated to be necessary to remove or remedy such contamination. This reduced amount shall be released after a period of five years beginning on the date this Contract was concluded, to the extent that the Purchaser has not, prior to this time, been approached by the responsible authorities regarding the Purchaser's liability for environmental contamination. Clause 2 of the preceding lit. (b) shall apply analogously in this case.

(d) In any event, the amount in escrow is due to the Seller when the Seller has presented certification from the appropriate environmental authorities that the Purchaser will not be held liable for environmental contamination of the nature described above.

The amount in escrow will be placed in an interest earning account. The interest accrued on the amount prior to the time such amount is released will be due to the party who is entitled to receive such released amount.

The Purchaser assumes a lump sum amount of DM 24.000 plus statutory value added tax of the overall costs of this expert opinion and shall reimburse this amount to the Seller upon presentation of the total invoice from the company Boden-Wasser-Untergrund.

(3) If the Purchaser's payment of the purchase price pursuant to no. (2) above is delayed by more than two weeks, the Seller shall be entitled to rescind this Contract without any further reminder or grace period.

It is agreed that, in addition hereto, the Seller shall be able to claim damages for non-performance of the Contract.

(4) The Purchaser and the Purchaser 2 shall be liable jointly and severally for the payment of the purchase price.


                          16
                      Employees

(1)  The Purchaser shall assume the employees listed in
Exhibit 10 as of July 1, 1995 and enter into all rights and duties under the existing employment agreements with such employees according to Sec. 613 a of the German Civil Code. Moreover, the Purchaser shall assume the apprentices pursuant to Exhibit 11 and assumes the obligation to enter into all rights and duties under the existing apprenticeship agreements with such apprentices. The Seller shall terminate all employees not mentioned in Exhibits 10 or 11, with the exception of those employees who are accorded special statutory protections, before the Effective Date and shall release all such employees, including those accorded special protections, from service.

(2) If any of the employees or apprentices assumed or to be assumed pursuant to the Exhibits, terminate their employment as a result of their own termination notices, termination agreements or terminations for reasons based on the person of the employee or the employee's behaviour on or before December 31, 1995 the Purchaser shall assume the same obligation vis-a-vis other employees or, respectively, apprentices whom the Seller will appoint to the Purchaser as replacement if and when the persons so appointed are comparable to the leaving persons as regards their education, qualification and performance. Permanently disabled employees or employees who are older than 51 years shall be exempted herefrom. In this respect the right of the Seller is conditional upon the Purchaser replacing the employee; under no circumstances shall this provision be construed to require the Purchaser to replace the employee.

The same shall apply with respect to any employees and apprentices listed in the Exhibits who oppose the assumption of their employment / apprentice relationship by the Purchaser. Immediately after the conclusion of this purchase Contract the employees / apprentices of Hurth Maschinen und Werkzeuge GmbH listed in Exhibits 10 and 11 shall be notified of the business transfer as of July 1, 1995 in order to start the opposition period (3 weeks after having received knowledge of the business transfer).

(3) With respect to the employees / apprentices to be assumed pursuant to preceding nos. 1 and 2 the Purchaser shall assume all claims under the employment / apprentice relationships of such employees as of the Effective Date.
Holiday entitlement shall be assumed by the Purchaser. Over time compensation accrued before the Effective Date is the responsibility of the Seller. The Seller shall hold the Purchaser harmless insofar. The Seller indemnifies the Purchaser for all other claims of the assumed employees which originate before the Effective Date.

(4) To the extent that justified claims for continued employment and remuneration as well as for any compensation payments are raised against the Purchaser by those employees / apprentices who are not mentioned in the Exhibits, the Seller shall hold the Purchaser harmless from such claims. The Seller is fully liable and will indemnify Purchaser for all claims with respect to the employees not mentioned in Exhibits 10 and 11, in particular for all claims resulting out of a social plan, an early termination agreement, the termination period or other legal grounds before and after the Effective Date. Moreover, any litigation with respect to these employees, shall be the Seller's responsibility and shall be pursued at the cost of the Seller. Upon request of the Seller, however, the Purchaser shall render all declarations and carry out all measures which are deemed to be necessary by the Seller including but not limited to any terminations based on business reasons after any business transfer and including all business decisions to be made necessarily prior hereto. This shall not apply to the extent that the Purchaser actually makes use of the labour of such employees. Insofar, any calculations shall be made under consideration of proportionate claims for vacation pay and any other proportionate fringe benefits. The Purchaser, however, shall be authorized to use the workforce of such employees who are not assumed pursuant to Exhibit 10 and 11 and who have entered into termination agreements with the Seller until the termination of their employment relationships as stated in the termination agreement. For these employees the Purchaser assumes the salary costs as well as secondary costs related to salary for the duration of their occupation as of the Effective Date. Apart therefrom the provisions of this Section shall apply analogously to these employees.

(5) The Purchaser is aware of the fact that a works council exists for Hurth Maschinen und Werkzeuge GmbH which, at the same time, is also a works council for the employees of Carl Hurth Maschinen- und Zahnradfabrik GmbH & Co. as well as of Hurth Getriebe und Zahnrader GmbH. After the business transfer the members of the works council have to be newly elected as the number of the members of the works council no longer corresponds to the provisions of the Company Constitution Act ("Betriebsverfassungsgesetz"). Furthermore, the Purchaser is aware of the fact that there are shop agreements relating to the business of Hurth Maschinen und Werkzeuge GmbH and that there are tariff regulations. The Purchaser is aware of any restrictions, changes of work conditions, claims under shop agreements and tariff regulations pursuant to Sec. 613 a of the German Civil Code. Insofar, the Seller does not assume any liability for any measures eventually contemplated by the Purchaser. It is entirely the Purchaser's discretion to negotiate with the work's council or the employees in order to terminate or amend any shop agreements.

(6) If the Purchaser carries out any new job recruitment or measures to increase the personnel on or before June 1, 1996, the Purchaser shall have the obligation to first offer the respective jobs to suitable prior employees of Hurth Maschinen und Werkzeuge GmbH to the extent that these employees are qualified herefore, show the necessary performance and shall hire these if they are prepared to accept such employment. Permanently disabled employees and employees who are older than 51 years shall be exempted herefrom.

(7) The Purchaser assumes according to no. (1) above only 283,5 employees and 12 apprentices. The Purchaser is entitled to make a hold back of the purchase price in the amount of DM 50.000 for every employee not mentioned in Exhibits 10 and 11. The hold back shall be paid into an escrow account in the name of the Purchaser with the Trustees. The amount of the hold back was calculated on the assumption that the Seller currently employs 403 employees, i.e. 120 more than are named in Exhibit 10. The Trustees shall release to the Seller an amount of DM 50.000 plus accrued interest on such amount for each such employee whose employment relationship has been finally terminated by the Seller either by termination agreement or termination notice which has not been disputed or justified by court ruling. The Seller has to produce sufficient evidence to the Purchaser that the employment has been finally terminated. The other provisions of Sec. 3 (5) shall be applied accordingly. To the extent that employment relationships of employees not mentioned in Exhibits 10 and 11 have passed to the Purchaser according to Sec. 613 a of the German Civil Code, the purchase price shall be reduced by DM 50.000 for any such employee, provided that such employee has not been hired pursuant to no. (2) above, and the Trustees shall release to the Purchaser an amount of DM 50.000 plus accrued interest for each such employee. The payment due in the amount of DM 50.000 will be charged against any indemnification claims of the Purchaser against the Seller regarding the respective employee pursuant to Sec. 16 (4) above. Otherwise the provisions of Sec. 3 (5) shall be applied accordingly.



                          17
        Requirements for Validity  / Effective Date

(1) The validity of this Contract shall be subject to the condition precedent of the consent of either the assembly of creditors or a preliminary creditor commission appointed by the court. Furthermore, the Purchaser has the option to rescind this Contract without any penalty by written notice to the Seller prior to the Effective Date if a lease pursuant to Sec. 14 with the receiver of Carl Hurth Maschinen und Zahnradfabrik GmbH & Co has not been concluded by July 4, 1995; moreover, neither the Purchaser nor the Seller shall be liable for any claims for damages arising out of the rescission of this Contract because of the nonoccurrence of the lease. Additionally, the Purchaser retains the right to rescind this Contract should Ford, Cologne rightfully cancel, in whole or in part, the orders described in Exhibit 6, except to the extent that such cancellation is based on reasons which are the Purchaser's responsibility. In the case of a rescission of this Contract related to the orders of Ford, Cologne, the parties shall negotiate in good faith to continue this Contract under reasonably adjusted conditions.

(2)  The Effective Date shall be July 1, 1995.



                          18
                    Escape Clause

Should any provision of this Contract be invalid or unenforceable, the validity of the remainder of the Contract shall not be affected thereby. The parties shall be obligated to replace the invalid or unenforceable provisions by such provisions which replicate as nearly as possible the economic results of the replaced provision.



                          19
                   Final Provisions

(1) Amendments of and supplements to this Contract must be made in writing unless notarization is required.

(2) To the extent that this is legally possible, this Contract shall be subject to the laws of the Federal
Republic of Germany and Munich shall be agreed as venue.

(3) The timing and content of any press releases or other public statements made by the Seller shall be coordinated if possible with the Purchaser in advance. If such prior coordination is not possible the Seller shall immediately inform the Purchaser thereafter. The Purchaser will not unduly reject any proposals made with respect hereto without cause.

(4) The Purchaser shall have the right to assign rights and duties hereunder totally or partially to any of its affiliates. The Purchaser, however, shall remain liable vis-a-vis the Seller for Purchaser's obligations hereunder in case of such assignment.

(5) The contractual parties shall cooperate in the spirit of mutual trust in the execution of this Contract.

The following is the listing of exhibits to the purchase contract between the Company and Echhart Muller-Heydenreich, the receiver in the bankruptcy proceedings of Hurth
Maschinen und Werkzeuge GmbH. The Company will furnish supplementally a copy of any omitted exhibit to the Commission upon request.



                    Exhibits to Contract

Exhibit 1:     Opinion of Angermann Industrieanlagen GmbH

Exhibit 2:     Contracts to be Assumed by Purchaser

Exhibit 3: Evaluation of Raw Material and Supplies as well as of Products

Exhibit 4:     Patents, Trademarks and Other Industrial
               Property Rights

Exhibit 5:     Unfinished Products

Exhibit 6:     Orders Given and Orders under Negotiation

Exhibit 7:     Obligations under Contracts with Suppliers

Exhibit 8:     Warranty and Maintenance Obligations

Exhibit 9:     Plan of Business Premises

Exhibit 10:    Employees to be Assumed

Exhibit 11:    Apprentices to be Assumed

Munchen, den 30.6.1995

Verkaufer:                         Kaufer:
Eckhart Muller-Heydenreich         Ralph E. Harper
Rechtsanwalt                       Ralph E. Harper
Eckhart Muller-Heydenreich         Secretary & Treasurer
als Konkursverwalter               Gleason International
                                   Marketing Corporation
                                   Niederlassung Stuttgart

                                   Ralph E. Harper
                                   Ralph E. Harper
                                   Vice-President & Secretary
                                   Gleason Works Acquisition Corp.